Exhibit 3.3

Enbridge Energy Management, L.L.C.
Amendment to the Limited Liability Company Agreement — Dated May 1, 2006
Amendment to Section 5.05(b)

Unanimous Written Consent of the
Sole of Voting Shareholder of
Enbridge Energy Management, L.L.C.

Pursuant to the authority contained in Section 18-302(d) of the Delaware Limited Liability Company Act, the undersigned, being the sole voting shareholder (the “Sole Voting Shareholder”) of Enbridge Energy Management, L.L.C., a Delaware limited liability company (the “Company”), hereby approves, consents to and adopts the following recitals and resolutions and the actions therein authorized as the respective acts of the Sole Voting Shareholder by written consent.

RESOLVED, that in accordance with Section 8.01 of the Limited Liability Company Agreement, the Limited Liability Company Agreement is hereby revised by deleting the words, “shall be the chief executive officer of the Company and” where they appear in the first sentence of Section 5.05(b) thereof.

IN WITNESS WHEREOF, the undersigned, being the Sole Voting Shareholder, has approved, consented to and adopted the foregoing resolution effective as of the 1st day of May, 2006.

SOLE VOTING SHAREHOLDER:
ENBRIDGE ENERGYCOMPANY, INC.
a Delaware corporation
By:	/s/ Bruce A. Stevenson
Name:	Bruce A. Stevenson
Title:	Corporate Secretary